MAXXAM 1994 OMNIBUS EMPLOYEE INCENTIVE PLAN


                       Contents of MAXXAM 1994 Employee Incentive Plan


          Section 1.     Establishment, Purpose, and Legal Compliance

               1.1  Establishment
               1.2  Purpose
               1.3  Compliance Intention

          Section 2.     Definitions

               2.1  Definitions of Certain Terms

          Section 3.     Eligibility

               3.1  Eligibility for Awards
               3.2  No Right to Participate

          Section 4.     Administration

               4.1  Administration
               4.2  Committee Membership
               4.3  Non-Uniform Determinations
               4.4  Authority to Direct Issuance of Stock
               4.5  Evidence of Committee Action

          Section 5.     Stock Subject to Plan; Types and Nature of Awards

               5.1  Maximum Grant Limitations
               5.2  Minimum Pricing
               5.3  Lapsed Awards
               5.4  Adjustment in Capitalization
               5.5  Types of Awards Under Plan
               5.6  Evidence of Awards
               5.7  Nature of Payments
               5.8  Other Payments or Awards

          Section 6.     Effective Date and Plan Life

               6.1  Effective Date
               6.2  Plan Life

          Section 7.     Stock Options

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               7.1  Grant of Options
               7.2  Option Price
               7.3  Duration of Options
               7.4  Exercise of Options
               7.5  Payment
               7.6  Restrictions on Stock Transferability
               7.7  Termination of Employment

          Section 8.     Stock Appreciation Rights

               8.1  Grant of Stock Appreciation Rights
               8.2  Value of SARs
               8.3  Effect of Exercise
               8.4  Exercise of SARs
               8.5  Limit on Appreciation
               8.6  Rule 16b-3 Requirements
               8.7  Termination of Employment

          Section 9.     Performance Units and Performance Shares

               9.1  Grant of Performance Units or Performance Shares
               9.2  Value of Performance Units and Performance Shares
               9.3  Form and Timing of Payment
               9.4  Termination of Employment

          Section 10.    Restricted Stock

               10.1 Grant of Restricted Stock
               10.2 Transferability
               10.3 Other Restrictions
               10.4 Rights of Grantee
               10.5 Termination of Employment

          Section 11.    Unrestricted Stock

               11.1 Grant of Unrestricted Stock

          Section 12.    Beneficiary Designation

               12.1 Beneficiary Designation

          Section 13.    Rights of Employees

               13.1 Employment

          Section 14.    Amendment, Modification, and Termination of Plan

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               14.1 Amendment, Modification, and Termination of Plan
               14.2 Amendment of Plan Agreements
               14.3 Rights of Grantees

          Section 15.    Tax Withholding

               15.1 Tax Withholding

          Section 16.    Required Notifications by Grantee

               16.1 Notification by Grantee of Election Under Section 83(b) of the Code
               16.2 Notification by Grantee Upon Disqualifying Disposition Prior to Expiration of Holding Periods Under Section 421(b) of the Code

          Section 17. Indemnification

               17.1 Indemnification

          Section 18.    Nonassignability

               18.1 Nonassignability

          Section 19.    Requirements of Law; Consents

               19.1 Requirements of Law
               19.2 Consents to Plan Actions
               19.3 Nature of Consents
               19.4 Governing Law


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                         MAXXAM 1994 OMNIBUS EMPLOYEE INCENTIVE PLAN

          Section 1.  Establishment, Purpose, and Legal Compliance.

               1.1 Establishment. MAXXAM Inc., a Delaware corporation (the "Company"), hereby establishes the "MAXXAM 1994 OMNIBUS EMPLOYEE INCENTIVE PLAN" (the "Plan"). The Plan permits the grant of certain rights in respect of or measured by the value of the Stock of the Company, including stock options, stock appreciation rights, performance units, performance shares, restricted stock, or unrestricted stock, to certain officers and selected key employees of the Company and its subsidiaries.

               1.2 Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of equity interests (or rights measured by the market value of the equity) in the success of the Company by key employees, by providing additional incentives and motivation toward enhancing the long-term performance of the Company, and by enabling the Company to attract and retain the services of key employees upon whose judgment, interest, skills and special efforts the successful conduct of its operations is largely dependent.

               1.3 Compliance Intention. In formulating and adopting the Plan, in submitting it for approval of the stockholders of the Company and in the administration of the Plan, it is the intention of the Board of Directors of the Company that the Plan comply with the provisions of Rule 16b-3 promulgated under the Securities
          Exchange Act of 1934 (hereafter "Rule 16b-3") as it may apply to any Grantee, and that certain Awards may be structured so that they comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). It is also the intention of the Board that grants identified as "Incentive Stock Options" shall qualify for treatment as "incentive stock options" under the provisions of Section 422 of the Code.

          Section 2.  Definitions.

               2.1 Definitions of Certain Terms. Whenever used herein, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise:

               (a) "Award" means any Option, Stock Appreciation Right, Performance Unit, Performance Share, Restricted Stock, or Unrestricted Stock granted under this Plan. An Award may also be called a "Grant."

               (b)  "Board" means the Board of Directors of the Company.

               (c)  "Code" means the Internal Revenue Code of 1986, as amended.

               (d) "Committee" means the Compensation Committee, or designated subcommittee thereof, of the Board, from time to time serving.

               (e) "Common Stock" means the Common Stock, par value $0.50 per share, of the Company.

               (f)  "Company" means MAXXAM Inc., a Delaware corporation.

               (g) "Disability" means disability as defined in the Company's pension plan for salaried employees.

               (h) "Employee" means a regular full time salaried employee (including an officer or director who is also an employee other than a director who serves on the Committee) of the Company or a subsidiary (other than Kaiser Aluminum Corporation and its subsidiaries).

               (i) "Fair Market Value" means the closing price of the Common Stock or Preferred Stock, as the case may be, as reported by the American Stock Exchange on a particular date. In the event that there are no transactions in such Stock on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were such transactions, provided that such date is not more than ten (10) business days preceding the applicable date. If there were no such transactions within such period, the Fair Market Value shall be determined by the Committee.

               (j)  "Grant" shall have the same meaning as "Award."

               (k) "Grantee" means an individual who holds an Award that has not expired or been exercised or cancelled.

               (l) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either (i) an "incentive stock option" within the meaning of
          Section 422 of the Code (herein called an "Incentive Stock Option") or (ii) a nonstatutory or non-qualified stock option.

               (m)  "Participant" shall have the same meaning as "Grantee."

               (n) "Performance Unit" means a right to receive a payment related to the performance of the Company, as determined by the Committee.

               (o) "Performance Share" means a right, related to the performance of the Company, to receive a payment equal to the value of a share of Stock, as determined by the Committee.

               (p) "Period of Restriction" means the period during which shares of Restricted Stock are restricted pursuant to Section 10.2 or 10.3 of the Plan.

               (q) "Restricted Stock" means Stock granted to a Participant pursuant to Section 10.1 of the Plan.

               (r) "Retirement" (including "Early Retirement" and "Normal Retirement") means termination of employment for retirement under the terms of the Company's pension plan for salaried employees.

               (s) "Rule 16b-3" means the rule thus designated as promulgated under the Securities Exchange Act of 1934.

               (t) "Stock" means the capital stock of the Company, consisting of the Common Stock and Class A $.05 Non Cumulative Participating Convertible Preferred Stock ("Preferred Stock"), of which there were at December 31, 1993 28,000,000 and 12,500,000 shares authorized and approximately 8,698,464 and 678,239 shares outstanding, respectively.

               (u) "Stock Appreciation Right" and "SAR" mean the right to receive a payment in respect of the appreciation on a stated number of shares of Stock, as more fully set forth in Section 8.

               (v) "Unrestricted Stock" means Common Stock sold or granted to a Participant which, although its resale may be subject to legal restrictions or reporting requirements, is free of any legend on its face and is not subject to transfer restrictions imposed by the Company.

       Section 3.  Eligibility.

           3.1 Eligibility for Awards. Grants or Awards under the Plan may be made to such Employees (including directors who are Employees, other than Committee members) as may be selected by the Committee in its sole discretion, including but not limited to, from among those Employees who may be from time to time recommended for an Award by the Chief Executive Officer of the Company.

            3.2 No Right to Participate. No Employee, regardless of position or responsibility, shall have any entitlement or right to cause any Award or Grant under this Plan to be made to such Employee. The making of an Award or Grant to an Employee under this Plan shall not entitle such Employee to any subsequent or additional Award or Grant. No member of the Committee shall be eligible for participation in the Plan.

       Section 4.  Administration.

            4.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan (except that the Committee may correct any defect, supply any omission and reconcile any inconsistency in the
       Plan). Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. The Board, from which the Committee derives its authority hereunder, may act as to any matter concerning the Plan, in the place of the Committee at any time.

            4.2 Committee Membership. The Committee shall consist of at least three members of the Board (or such smaller number as may be permitted under Rule 16b-3) appointed by and serving at the pleasure of the Board. To the extent necessary for compliance with Rule 16b-3, members of the Committee shall be "disinterested" within the meaning thereof. To the extent necessary for compliance with section 162(m)(4)(C) of the Code, members of the Committee shall be "outside directors" within the meaning thereof.

            4.3 Non-Uniform Determinations. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive Awards under the Plan or (b) the terms and provisions of Awards under the Plan.

            4.4 Authority to Direct Issuance of Stock. By their adoption of this Plan, the Board does authorize and direct the Committee to issue the Stock pursuant to the terms of such Grants and Awards as may be made under this Plan.

           4.5 Evidence of Committee Action. Any action of the Committee may be taken by a writing signed by a majority of the Committee members. Any such written action shall be as effective as if taken at a meeting of the Committee by resolution duly adopted upon a vote of the Committee.

       Section 5.  Stock Subject to Plan; Types and Nature of Awards.

           5.1 Maximum Grant Limitations. The total number of shares of Stock subject to issuance in respect of Awards under the Plan may not exceed 1,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock subject to adjustment upon occurrence of any of the events indicated in
       Section 5.4. Of this total number of shares, up to an aggregate of 500,000 shares of each class may be subject to issuance in connection with exercise of Incentive Stock Options. The shares to be delivered under the Plan may consist, in whole or in part, of shares reserved for issuance under this Plan or authorized but unissued shares not reserved for any other purpose or stock acquired by the Company for purposes of the Plan.

            The maximum number of shares of each class of Stock for which Options or Stock Appreciation Rights may be granted under this Plan to any one Participant during any three-year period is 300,000, subject to adjustments in accordance with the provisions of Section 5.4 hereof.

            5.2 Minimum Pricing. No Award or Grant of any Option, SAR, share, unit, or other rights made pursuant to this Plan may establish a price for the Stock (including but not limited to an Option exercise price, a SAR appreciation base, or a valuation of the Stock for payout purposes) which is less than the par value of the Stock.

            5.3 Lapsed Awards. Subject to the provisions of Section 5.1 above, if any Award granted under the Plan terminates, expires or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award.

            5.4 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the stockholders of the Company by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the number of shares of Stock available for issuance hereunder in the aggregate and subject to each outstanding Award, the individual maximum set forth in Section 5.1, and the exercise or base price of each outstanding Award, shall be equitably adjusted (provided, however, that fractional shares shall be rounded to the nearest whole share) by the Committee as appropriate to reflect such changed capitalization. The Committee's determination shall be conclusive. In the event of any such adjustment in capitalization, the number and type of shares of Restricted Stock or Unrestricted Stock subject to Grants then outstanding under the Plan shall be subject to the same changes and adjustments, if any, as affect other holders of the Company's Stock.

            5.5 Types of Awards Under Plan. Awards may be made under the Plan in the form of (a) Incentive Stock Options, (b) nonstatutory or nonqualified Stock Options, (c) Stock Appreciation Rights or SARs, (d) Performance Units or Performance Shares, (e) Restricted Stock and (f) Unrestricted Stock.

            5.6 Evidence of Awards. Each Award or Grant made under the Plan shall be evidenced by a writing ("Plan Agreement") in the form of an agreement with the Grantee which shall set forth the number of shares of Stock subject to the Award, the restrictions, vesting rate or schedule, exercise or base price, and such other conditions or terms of the Award as the Committee may in its sole discretion deem necessary or desirable. By acceptance of an Award, the Grantee thereby agrees to such terms and conditions and to the terms of this Plan thereto pertaining.

           5.7 Nature of Payments. Any and all Grants or Awards and issuances of shares of Stock under the Plan shall be in consideration of services performed for the Company by the Grantee. All such Grants and issuances shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, supplemental retirement, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Grantee, unless such plan or agreement specifically provides otherwise.

            5.8 Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.


       Section 6.  Effective Date and Plan Life.

            6.1 Effective Date and Effectiveness of Initial Grants. The Plan was adopted by the Board as of March 30, 1994, subject to approval by the Company's stockholders. All Awards made under the Plan prior to such approval are subject in their entirety to such approval. If stockholder approval is not obtained within one year from adoption by the Board, the Plan shall terminate on such date and no Awards shall be deemed to have been made under the Plan. In such event, to the extent provided in the applicable Plan Agreement an award may be deemed to have been made as an ad hoc grant by the Board.

            6.2 Plan Life. The Plan shall remain in effect, subject to the right of the Board to earlier terminate the Plan pursuant to Section 15 hereof, until December 31, 2003, and no Grant or Award hereunder may thereafter be made. Notwithstanding the termination of the Plan, all Awards made under the Plan prior to its termination shall remain in effect until such Awards shall have been exercised, satisfied or terminated in accordance with the terms and provisions of the Plan and the terms of such Awards as set forth in the applicable Plan Agreements evidencing the Awards.

       Section 7.  Stock Options.
             7.1 Grant of Options. Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to any Participant and the terms thereof, subject to the provisions of the Plan. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant. However, no Incentive Stock Options shall be granted to any person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company except as provided in Section 422(c)(5) of the Code. To the extent that the aggregate Fair Market Value

       (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options are first exercisable by any Employee during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as nonqualified stock options. Nothing in this Section 7 of the Plan shall be deemed to prevent the Grant of nonstatutory or non-qualified stock options in amounts which exceed the maximum established by Section 422 of the Code.

            7.2 Option Price. No Incentive Stock Option shall be granted pursuant to the Plan at an option price that is less than the Fair Market Value of the Stock on the date the Incentive Stock Option is granted.

            7.3 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no Incentive Stock Option shall be exercisable later than ten years from the date of grant.

            7.4 Exercise of Options. Options granted under the Plan shall vest and become exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. However, no portion of any Option shall vest before the first anniversary of the date of grant.
       Each Option which is intended to qualify as an Incentive Stock Option shall comply with the applicable provisions of the Code pertaining to such Options.

            7.5 Payment. Any written notice of exercise of an Option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) with the consent of the Committee, by delivery of shares of Common Stock acquired at least six months prior to the option exercise date and having a Fair Market Value (determined as of the exercise date) equal to all or part of the Option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full Option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe. Shares of Stock owned through employee benefit plans of the Company may be used to make purchase payments if no adverse tax consequences to either the Company or such plans would result. The proceeds from payment of Option exercise prices shall be added to the general funds of the Company and shall be used for general corporate purposes.

            7.6 Restrictions on Stock Transferability. The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it shall deem advisable, which may be in addition to any such restrictions required by law.

            7.7 Termination of Employment. In the event the employment of a Participant is terminated for cause, any Option held by such Participant shall terminate immediately. In the event employment terminates for any other reason, the exercisability of any Option held by the Participant shall be governed by the applicable Plan Agreement, subject to the Committee's authority to amend such Agreement as set forth in Section
       14.2.  If an Incentive Stock Option
       is not exercised within the period prescribed in Section 422 of the Code, it shall be treated and honored by the Company as a nonstatutory stock option for the remainder of its allowable exercise period.

       Section 8.  Stock Appreciation Rights.

             8.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to any Participant and the terms thereof, subject to the provisions of the Plan.

          A SAR may be granted at the discretion of the Committee either in connection with or independently of a grant of Options, including in connection with previously awarded Options to which SARs did not relate at the time of grant.

            8.2 Value of SARs. The Grantee of a SAR shall have the right, subject to the terms of the Plan and the applicable Plan Agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a share of Stock on the date of exercise of the SAR over
       (b) the Fair Market Value of a share of Stock on the date of grant (or over the Option exercise price if the Stock Appreciation Right is granted in connection with an Option), multiplied by (c) the number of shares of Stock with respect to which the SAR is exercised. The Committee in its discretion shall determine whether payment upon exercise of a SAR will be made in cash or Stock, or in a combination thereof.

            8.3 Effect of Exercise. Upon the exercise of a SAR granted in connection with an Option, the number of shares subject to the Option shall be reduced by the number of shares with respect to which the SAR is exercised. Upon the exercise of an Option in connection with which a SAR has been granted, the number of shares subject to the SAR shall be reduced by the number of shares with respect to which the Option is exercised.

            8.4 Exercise of SARs. SARs granted in connection with Options may be exercised for all or part of the shares of Stock subject to the related Option. The SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable. Option shares with respect to which the SAR shall have been exercised, shall not be deemed to have lapsed and may not be subject again to an Award under this Plan. SARs granted independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon each grant; provided, however, that no SAR may be exercisable wholly or in part before the first anniversary of the date of grant.

            8.5 Limit on Appreciation. At the time of Grant, but not thereafter, the Committee may establish in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR.

            8.6 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, by limiting the time of exercise to specified periods) as may be required to satisfy any requirement, from time to time existing, of Rule 16b-3 (or any successor rule).

            8.7 Termination of Employment. In the event the employment of a Participant is terminated for cause, any SAR held by such Participant shall terminate immediately. In the event employment terminates for any other reason (including retirement), the exercisability of any SAR held by the Participant shall be governed by the applicable Plan Agreement, subject to Section 8.4 and to the Committee's authority to amend such Agreement as set forth in Section 14.2.

       Section 9.  Performance Units and Performance Shares.

           9.1 Grant of Performance Units or Performance Shares. Performance Units or Performance Shares may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units or Performance Shares granted to any Participant and the terms thereof, subject to the provisions of the Plan.

           9.2 Value of Performance Units and Performance Shares. Each Performance Unit shall have such initial value, if any, as may be specified by the Committee at the time the grant is made and each Performance Share initially shall represent one share of Stock or such other unit or value provided by the Committee at the time the Performance Share is awarded. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit or Performance Share to the Participant. The time period during which the performance goals must be met shall be called a performance period, and also is to be determined by the Committee. After a performance period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the extent to which such performance goals have been met.

           9.3 Form and Timing of Payment. Payment pursuant to Section 9.2 shall be in cash, Stock (restricted or unrestricted), or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee at the time of grant. If any payment is to be made on a deferred basis, the Committee may provide for the accrual of dividend equivalents or interest during the deferral period.

            9.4 Termination of Employment. In the event the employment of a Participant is terminated for cause, any Performance Unit or Performance Share held by such Participant shall terminate immediately. In the event employment terminates for any other reason, the exercisability of any Performance Unit or Performance Share held by the Participant shall be governed by the applicable Plan Agreement, subject to the Committee's authority to amend such Agreement as set forth in Section 14.2.

       Section 10.  Restricted Stock.

           10.1  Grant of Restricted Stock.  The Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to
       such Participants and in such amounts as it shall determine.   The
       Committee shall have complete discretion in determining the number of such shares granted to any Participant and the terms of such Grant, subject to the provisions of the Plan. In the event that the shares granted are newly issued, the Participant shall pay to the Company an amount no less than the par value thereof.

            10.2 Transferability. The shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the passage of such period of time, or the satisfaction of such conditions, as may be specified by the Committee in its sole discretion and set forth in the applicable Plan Agreement.

            10.3 Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions intended to comply with applicable Federal or state securities law, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Unless the Committee shall otherwise determine, any certificate evidencing shares of Restricted Stock shall be held by the Company until such shares are free of all restrictions specified in the applicable Plan Agreement.

            10.4 Rights of Grantee. A Grantee of Restricted Stock shall have the rights of a stockholder with respect thereto, subject to the nontransferability and forfeiture provisions set forth in the applicable Plan Agreement; provided, however, that any ordinary dividends which become payable during the Period of Restriction shall be paid to the Company.

            10.5 Termination of Employment. In the event the employment of a Participant is terminated for cause, any shares of Restricted Stock held by such Participant shall be forfeited and returned to the Company immediately. In the event employment terminates for any other reason, the vesting of shares of Restricted Stock held by the Participant shall be governed by the applicable Plan Agreement, subject to the Committee's authority to amend such Agreement as set forth in Section 14.2. Upon the forfeiture of any Restricted Shares, the Company shall repay to the Participant any amount paid for such shares.

       Section 11.  Unrestricted Stock.

            11.1 Grant of Unrestricted Stock. The Committee may grant (either directly, as a payout medium for other rights granted under the Plan or in exchange for other rights relinquished by a Participant) shares of Stock free of restrictions under the Plan, to such Participants and in such amounts as the Committee shall determine in its sole discretion. In the event that the shares granted are newly issued, the Participant shall pay to the Company an amount no less than the par value thereof.

       Section 12.  Beneficiary Designation.

            12.1 Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his/her death before he/she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during his/her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his/her estate.

       Section 13.  Rights of Employees.

            13.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

       Section 14.   Amendment, Modification, and Termination of Plan.

            14.1 Amendment, Modification, and Termination of Plan. The Board at any time may suspend, discontinue or terminate, and from time to time may amend, revise or modify the Plan, provided, however, stockholder approval shall be required to the extent necessary for compliance with Rule 16b-3 or with Section 162(m) or 422 of the Code.

            14.2 Amendment of Plan Agreements. The Committee may amend any outstanding Plan Agreement, including, without limitation, by amendment which would (a) accelerate the time or times at which an Award becomes unrestricted or may be exercised, or (b) waive or amend any goals, restrictions or conditions set forth in the Agreement, or (c) extend the scheduled expiration date of the Award.

            14.3 Rights of Grantees. No amendment, revision, modification, suspension, discontinuance or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Grantee.

       Section 15.  Tax Withholding.

            15.1 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local withholding tax requirements on any Award under the Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by directing the Company to apply shares of Stock to which the Participant is entitled pursuant to an Award. The Committee may impose such conditions on such withholding (including, without limitation, by limiting the time of exercise to specific periods) as may be necessary to satisfy the requirements of Rule 16b-3.

       Section 16.  Required Notifications by Grantee.

            16.1 Notification by Grantee of Election Under Section 83(b) of the Code. If any Grantee shall, in connection with an Award, make an election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in
       Section 83(b) of the Code), such Grantee shall notify the Company of such election within 10 days of filing such election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83.

            16.2 Notification by Grantee Upon Disqualifying Disposition Prior to Expiration of Holding Periods Under Section 421(b) of the Code. Each Plan Agreement with respect to an Incentive Stock Option shall require the Grantee to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions of shares acquired by exercise of the Option before expiration of the applicable holding periods), within 10 days of such disposition.

       Section 17.  Indemnification.

           17.1 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit, or proceeding to which he/she may be a party or in which he/she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him/her in settlement thereof, with the Company's approval, or paid by him/her in satisfaction of any judgment in any such action, suit, or proceeding against him/her, provided he/she shall give the Company an opportunity, at its own expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

       Section 18.  Nonassignability.

            18.1 Nonassignability. To the extent necessary to comply with Rule 16b-3 and with Section 422 of the Code, no Award or right granted to any person under the Plan or under any Plan Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution. All rights granted under the Plan or any Plan Agreement shall be exercisable during the life of the Grantee only by the Grantee or the Grantee's legal representative.

       Section 19.  Requirements of Law; Consents.

            19.1 Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, such approvals by any governmental agencies or national securities exchanges as may be required.

            19.2 Consents to Plan Actions. If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.

            19.3  Nature of Consents.   The term "Consent" as used herein with
       respect to any Plan action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any Federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and 9(c) any and all consents, clearances and approvals in respect of a Plan action by any governmental or other regulatory bodies.

            19.4 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.